Exhibit 10.14
BROOKFIELD RESOURCES INC.
P.O. Box 390374
Minneapolis, Minnesota 55439
Phone: 612-849-0650
November 28, 2006
Chris Arnold
MinnErgy, LLC.
870 68th
Minnesota City MN 55959
Dear Mr. Arnold:
Re:	Scope of Services and, Cost Estimate for Conducting Geophysical Surveys for the MinnErgy Karst Feature Investigation, Eyota, Minnesota
Brookfield Resources Inc. (Brookfield Resources) appreciates this opportunity to provide you this Scope of Services and Cost Estimate for conducting geophysical services to conduct a subsurface investigation at the site of a planned ethanol production facility near Eyota, Minnesota. The purpose of this investigation is to identify potential sinkholes in the area of the planned facility and to characterize sinkholes that have been identified by their surface expression.
Background
MinnErgy, LLC has acquired a site approximately one mile west of Eyota, MN to construct a 100 million gallon per year ethanol production. The site is located in an area with shallow carbonate bedrock (Prosser Limestone’ of the Galena Group). Seven sinkholes have been identified on or near the property in the University of Minnesota Dept. of Geology & Geophysics / Minnesota Department of Natural Resource Karst Feature Inventory Points database. The depth to bedrock in a test well constructed in the northern part of the site was approximately 40 ft but the bedrock is likely closer to the surface to the south of the test well.
Scope of Services
Resistivity Survey — Geophysical Investigation
A.	Conduct surface geophysical surveys for the purpose of identifying potential sinkhole locations. These surveys would be conducted to characterize the subsurface within and immediately surrounding the footprint of the proposed buildings. Surveys conducted to characterize the area of the proposed buildings and structures will include the two identified sinkholes nearest to the proposed structures.

B.	Develop interpretations of the geophysical data collected to identify the potential locations of cavities or fractures that have the potential for developing into sinkholes.

C.	Report on the geophysical surveys conducted and interpretation results.
We are able to collect approximately 1,300 feet of resistivity data per day. It is estimated that the data collection in the field will take five days for the building footprint area.
The data obtained from the resistivity survey will be processed with computer-aided inversion software. The data will produce a 2D resistivity model of the subsurface geology. The models will be displayed as color-coded profiles. The color-coded profiles will be processed and interpreted, with a final report. submitted.
Estimated Costs
A separate cost estimate for the building footprint area is provided on the attached form.
The building footprint area is proposed to be investigated with resistivity imaging lines oriented in north-south and east-west directions, and is estimated to require five field days.
Timeline
Brookfield Resources is prepared to begin work on the project as soon as Project Authorization is received. A Final Report will be submitted two weeks after completion of fieldwork. Data results will be discussed with appropriate parties as soon as it is processed so that other project tasks are not delayed.
The schedule for collection of geophysical data may be affected by early winter weather. Brookfield Resources has extensive experience in conducting geophysical surveys under adverse field conditions, and is prepared to operate in these environments. If data quality is impacted by adverse conditions, the Project Manager will be immediately notified.
Brookfield Resources appreciates the opportunity to propose on this work. Should you have any questions or comments, please contact our office at (612) 379-3594.

Respectfully, Brookfield Resources Inc.
/s/ Roger Carpenter
Roger Carpenter, P.G.
Principal Scientist

Estimated Cost Breakdown
Geophysical Survey — Building Footprint Area
Eyota, Minnesota

	Number of	Unit/Hourly
Description	Units	Rate	Total
Estimated Fieldwork
Sr. Geophysicist	50	$95.00	$4,750.00
Geophysicist	50	$60.00	$3,000.00
Geophysical Equipment	5	$250.00	$1,250.00
Misc. small hand tools	5	$10.00	$50.00
Mileage	400	$0.85	$340.00
			$0.00
			$0.00
			$0.00

Estimated Sub-Total:			$9,390.00

Estimated Processing / Report Preparation
Sr. Geophysicist	24	$95.00	$2,280.00
Geophysicist	20	$60.00	$1,200.00
Secretary/Clerical	5	$30.00	$150.00
Reproduction	4	$40.00	$160.00
			$0.00

Estimated Sub-Total:			$3,790.00
Estimated Expenses
Hotel	10	$85.00	$850.00
Per Diem	10	$30.00	$300.00
Misc. expenses	3	$60.00	$180.00
			$0.00

Estimated Sub-Total:			$1,330.00
Estimated Grand Total:			$14,510.00
Prepared by Brookfield Resources Inc. for NRG, Inc.
16-Nov-06